Exhibit 10.9


भारतीय कोर्ट फी
भारत
INDIA
पाँच हजार रुपये
FIVE THOUSAND RUPEES
सत्यमेव जयते
5000 रु.
Rs.5000
INDIA COURT FEE

दिल्ली DELHI 070367

TECHNOLOGY AND PATENT ASSIGNMENT

THIS TECHNOLOGY AND PATENT ASSIGNMENT AGREEMENT (the "***Assignment***") shall be deemed made and entered into as of the 20th day of February, 2018, ("***Effective Date***") by and between **Dr Kannan Vishwanatth** an academic researcher and based at 3/F, Flat B, Tower 20, South Horizons, HongKong SAR **("Assignor")** and **Rupus Global Limited** Unit C, 3/F, Man Lok Building, No 93 Bonham Strand Central Hong Kong SAR ("***Assignee***").

WHEREAS, prior to the Effective Date hereof (subject to the following paragraph), Dr Kannan Vishwanatth was the sole owner of the entire right, title and interest in and to all intangible assets designated as owned by Dr Kannan Vishwanatth and Dr Kannan Vishwanatth has agreed to transfer all of its right, title, and interests in and to the Intangible Assets to Assignee pursuant to the Agreement.

WHEREAS, prior to the Effective Date hereof, Dr Kannan Vishwanatth was the sole registered owner of the entire right, title and interest that is included within the Intangible Assets, and Dr Kannan Vishwanatth has agreed to transfer all of his right, title and interest in and to such Intangible Asset under the Agreement.

WHEREAS, the assignor is the sole owner of Technologies & Patents, the list of which is as annexed to this assignment agreement.

NOW, THEREFORE, as per the terms of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers and assigns to Assignee its entire worldwide right, title and interest in and to the Intangible Assets, including all registrations and applications therefore, as well as all renewals and extensions of registrations that are or may be secured by Assignee, its successors, assigns or other legal representatives, for Assignee's own use and enjoyment, and for the use and enjoyment of Assignee's successors, assigns or other legal representatives.

Assignor agrees to take all other appropriate actions and execute any additional future documents required to implement and effectuate the assignment and transfer of the Intangible Assets to Assignee, including the rights to administer the Intangible Assets. Assignor will promptly prepare and transmit the necessary documentations. Assignor further agrees to cooperate as necessary with Assignee to finalize transfer of the Domain Names.

This Assignment shall inure to the benefit of, and be binding upon the parties, their successors and assigns. Dr Kannan Viswanatth is the sole promoter, Director and shareholder of Dr Ashleys limited and Rupus Global Limited, both based in Hong Kong.

This Assignment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. The parties may deliver an executed copy of this Assignment or any other document contemplated by this Assignment and such delivery will have the same force and effect as the delivery of an original signed copy of this Assignment or such other document.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

[redacted]

Dr [redacted]

Assi[redacted]

TECHNOLOGY TRANSFER AND PROCESS PATENTS OF DR KANNAN VISHWANATTH

Sr.no	Name of the Product Patent Across Globe
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